Exhibit 99.1

News Release

Weatherford Announces Fourth Quarter and Full Year 2022 Results
•Fourth quarter revenues of $1,209 million, increased 8% sequentially and 25% year-over-year; full year revenues of $4,331 million, increased 19% from prior year, the highest growth rate in over 10 years
•Fourth quarter operating income of $169 million, increased 40% sequentially and 412% year-over-year; full year operating income of $412 million, increased 255% from prior year
•Fourth quarter net income of $72 million, increased 157% sequentially; full year net income of $26 million, compared to net loss of $450 million in the prior year
•Fourth quarter adjusted EBITDA[1] was $266 million, a 22.0% margin with a 290 basis point sequential improvement and 73% improvement year-over-year; full year adjusted EBITDA[1] of $817 million, a 18.9% margin, representing a 43% increase year-over-year and a 320 basis point improvement
•Fourth quarter net cash provided by operating activities was $193 million and free cash flow[1] was $171 million; full year net cash provided by operating activities was $349 million and free cash flow[1] was $299 million
•Credit rating upgrades from Standard & Poor from “B-” to “B”
•Credit facility increased from $370 million to $400 million
•Total debt repayments of $214 million from January 1, 2022 through January 31, 2023, including the previously announced $175 million and an additional $39 million
•Over $6.5 billion of global commercial wins in full year 2022

Houston, February 7, 2023 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the fourth quarter of 2022 and full year 2022.
Revenues for the fourth quarter of 2022 were $1,209 million, an increase of 8% sequentially and 25% year-over-year. Operating income was $169 million in the fourth quarter of 2022, compared to $121 million in the third quarter of 2022 and $33 million in the fourth quarter of 2021. The Company’s fourth quarter of 2022 net income was $72 million, compared to $28 million in the third quarter of 2022 and a net loss of $161 million in the fourth quarter of 2021.
Fourth quarter 2022 cash flows provided by operations were $193 million, compared to $160 million in the third quarter of 2022 and $88 million in the fourth quarter of 2021. Capital expenditures were $49 million in the fourth quarter of 2022, compared to $39 million in the third quarter of 2022 and $41 million in the fourth quarter of 2021.
Revenues for the full year 2022 were $4,331 million, compared to revenues of $3,645 million in 2021. Operating income for the full year was $412 million, compared to $116 million in 2021. The Company’s full year 2022 net income was $26 million, compared to a $450 million net loss in 2021. Full year cash flows provided by operations were $349 million, compared to $322 million in 2021. Capital expenditures for full year 2022 were $132 million, compared to $85 million in 2021.
Fourth quarter 2022:
•Adjusted EBITDA[1] was $266 million, an increase of 24% sequentially and 73% year-over-year
•Adjusted EBITDA[1] margin of 22.0% was our highest margin quarter in more than 12 years
•Free cash flow[1] was $171 million, an increase of $38 million sequentially and $122 million year-over-year
Full year 2022:
•Adjusted EBITDA[1] of $817 million, an increase of $246 million, or 43%, compared to full year 2021
•Free cash flow[1] of $299 million, an increase of $21 million compared to full year 2021
•2022 marks three consecutive years of positive free cash flow[1]

Girish Saligram, President and Chief Executive Officer, commented, “The outstanding results of the fourth quarter 2022 and full year are a concrete marker of the success of our turnaround initiatives for Weatherford. I am incredibly proud of and grateful to our 17,700 One Weatherford team members who have come together to deliver a year of many firsts and excellent operating results. Our commercial wins, revenue growth, margin expansion, and free cash flow are all demonstrative of exceptional performance to close the year with significant momentum.
There are many significant milestones in these results - the first time in over three decades that we generated positive free cash flow for three consecutive years, achieving the lowest net leverage ratio in more than 15 years, growing revenue year-over-year by 19%, the highest growth rate in over 10 years, and generating positive net income of $26 million, a first in over 10 years[2] . These results clearly demonstrate the effectiveness of our new operating paradigm and reaffirm our ability to sustainably expand margins over the cycle while generating positive free cash flow.
We have taken bold actions to strengthen our Company and balance sheet resulting in clear outcomes. Our results, ranging from the free cash flow performance, which gave us the ability to pay down debt meaningfully, to securing a credit facility and improving our credit rating, underscore the substantial improvements we have made and allow us greater flexibility to drive our priorities throughout our next chapter.
The overall macro-environment for the sector continues to be supported by strong fundamentals despite continued inflationary and geopolitical headwinds. Our ability to carry our momentum forward is evident in the commercial wins in 2022, including over $6.5 billion of contract wins across our broad customer footprint. In the coming quarters, we will begin to see the impact of our new contracts, technology advancements, and partnerships as we continue to focus on margins, cash flow, and positioning the Company for success over the long term.
We expect full year 2023 revenue to grow by low double digits to mid-teens year-over-year and for EBITDA margins to expand at least 100 basis points year-over-year.
2023 marks a new phase for Weatherford as we shift from being a turnaround to a true value creating engine. Although there are still opportunities to drive additional efficiencies in our structure and processes, our mindset in this new phase is evolving to a longer-range vision of creating a business that will withstand cycles and perform as the sector evolves while maintaining our commitment to transparency, credibility, and performance.”

Operational Highlights
•Kuwait Oil Company awarded Weatherford a five-year contract to provide directional drilling and logging while drilling services, which provide fit-for-purpose solutions to overcome complex challenges.
•A major IOC in the Middle East awarded Weatherford with a five-year contract to provide fishing equipment and services. Our consistent service quality and safety performance enabled this win, and we are excited to continue delivering excellence and creating value for our customer.
•Weatherford secured a two-year, sole-provider award with Petrobras for the provision of our newly enhanced chemical injection system addressing the reliability and conveyance requirements of the pre-salt play. Our early engagement and commitment to solving Petrobras’ challenges in Brazil drove the development of an advanced Weatherford chemical injection wireline retrievable system that will be deployed beginning the first quarter of 2024.
•Weatherford was awarded three contracts in Latin America to deliver integrated drilling and completion services in onshore and offshore operations, including shallow water developments and exploration wells, enabled by our technological and operational leadership.
•As previously announced, Weatherford received a three-year contract from Aramco to deliver multiple services in a lump-sum turnkey project, with the possibility to extend for two years; and also received a five-year contract exceeding $500 million from Petroleum Development Oman to deliver integrated drilling services in the Marmul and Grater Saqar fields.
•Weatherford entered into a strategic partnership with Ardyne, a leader in specialized well-decommissioning technology to deliver significant value to customers globally by offering the industry’s most comprehensive portfolio of Plug & Abandonment (P&A) and Slot Recovery solutions. Weatherford will invest in Ardyne’s specialized single-trip abandonment and slot-recovery technology to pair with the premier Firma™ P&A offering from Weatherford. This combined offering addresses a vital niche in late-life well management by allowing operators to tap into additional reserves or sustainability abandon nonproductive wells with a significant reduction in rig time in complex well environments.
•Weatherford signed a multi-year agreement with DataRobot, a leader in artificial intelligence (AI) to deliver advanced AI solutions in its digital platforms, including Foresite® production optimization and Centro™ well construction platforms. By forging this new relationship with DataRobot, Weatherford will accelerate the development of machine learning (ML) and AI-enabled offerings with its Digital Solutions portfolio to deliver disruptive and innovative technologies to the market.

Liquidity
We closed the fourth quarter of 2022 with total cash of approximately $1.1 billion as of December 31, 2022, down $31 million sequentially, despite having paid down $125 million of our 11% Exit Notes and repurchased $8 million of our 6.5% Senior Secured Notes in the same quarter. Net cash provided by operating activities of $193 million improved $33 million sequentially and free cash flow[1] of $171 million improved $38 million sequentially. These improvements were driven mainly by higher adjusted EBITDA[1], as well as improved working capital efficiencies especially around inventory utilization.
During the fourth quarter of 2022, Standard & Poor upgraded our credit ratings to “B” from “B-”. Additionally, we increased the aggregate amount available under our credit facility to $400 million. For the full year, we made total debt repayments and repurchases of $183 million, comprised of $175 million of our 11% Exit Notes, and $8 million of our 6.5% Senior Secured Notes, achieving a net leverage ratio[3] of 1.4x which is our lowest in over 15 years. In January of 2023, we paid down an additional $20 million of our 11% Exit Notes and repurchased $11 million of our 6.5% Senior Secured Notes.

[1] EBITDA represents income before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. EBITDA, adjusted EBITDA, and free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.
[2] Positive net income for the first time in over 10 years excludes the gain from bankruptcy emergence.
[3] Net leverage ratio is a non-GAAP measure and is calculated by net debt (total short and long-term debt less cash and cash equivalents and restricted cash) divided by adjusted EBITDA for the trailing 12 months.

Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	Seq.		YoY
Revenues:
DRE Revenues	$371	$348	$287	7%		29%
DRE Segment Adjusted EBITDA	$111	$85	$55	31%		102%
% Margin	29.9%	24.4%	19.2%	550	bps	1,070	bps
Fourth quarter 2022 DRE revenues of $371 million increased by $23 million, or 7% sequentially, mainly due to higher activity and price recoveries for drilling services and higher wireline and managed pressure drilling activity in Latin America and the Middle East/North Africa/Asia regions. Year-over-year DRE revenues increased by $84 million, or 29%, due to increased activity across all products lines.
Fourth quarter 2022 DRE segment adjusted EBITDA of $111 million increased by $26 million, or 31% sequentially, largely due to higher fall-through for drilling services activities and certain contract pricing adjustments during the quarter. Year-over-year DRE segment adjusted EBITDA increased by $56 million, or 102%, mainly due to higher activity across all product lines.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	Seq.		YoY
Revenues:
WCC Revenues	$403	$391	$348	3%		16%
WCC Segment Adjusted EBITDA	$87	$78	$72	12%		21%
% Margin	21.6%	19.9%	20.7%	170	bps	90	bps
Fourth quarter 2022 WCC revenues of $403 million increased by $12 million, or 3% sequentially, primarily driven by higher cementation and liner hanger products revenue in the Middle East/North Africa /Asia and Latin America regions. Year-over-year WCC revenues increased by $55 million, or 16%, mainly due to higher cementation products and tubular running services revenue.
Fourth quarter 2022 WCC segment adjusted EBITDA of $87 million increased by $9 million, or 12% sequentially, largely due to higher fall-through and execution efficiencies for cementation and liner hanger products in the Middle East/North Africa/Asia and Latin America regions. Year-over-year WCC segment adjusted EBITDA increased by $15 million, or 21%, mainly driven by increased fall through from higher cementation products revenue.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	Seq.		YoY
Revenues:
PRI Revenues	$407	$357	$298	14%		37%
PRI Segment Adjusted EBITDA	$88	$66	$47	33%		87%
% Margin	21.6%	18.5%	15.8%	310	bps	580	bps
Fourth quarter 2022 PRI revenues of $407 million increased by $50 million, or 14% sequentially, primarily driven by higher international pressure pumping and artificial lift activity in North America. Year-over-year PRI revenues increased by $109 million, or 37%, driven by higher activity across all regions.
Fourth quarter 2022 PRI segment adjusted EBITDA of $88 million, increased $22 million, or 33% sequentially, mainly due to higher margin fall-through for pressure pumping overall. Year-over-year PRI segment adjusted EBITDA increased by $41 million, or 87%, mainly due to improved margin performance across all regions.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and has approximately 17,700 team members representing more than 110 nationalities and 345 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, February 8, 2023, to discuss the Company’s results for the fourth quarter and full year ended December 31, 2022. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until February 22, 2023, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 8778393. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA, free cash flow, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: global political, economic and market conditions, political disturbances, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues, as we may experience a higher rate of cybersecurity attacks, intrusions or incidents in the current environment of remote connectivity; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; further spread and the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
($ in Millions, Except Per Share Amounts)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues:
Drilling and Evaluation	$371	$348	$287	$1,328	$1,066
Well Construction and Completions	403	391	348	1,521	1,353
Production and Intervention	407	357	298	1,395	1,127
Segment Revenues	1,181	1,096	933	4,244	3,546
All Other	28	24	32	87	99
Total Revenues	1,209	1,120	965	4,331	3,645

Segment Adjusted EBITDA:
Drilling and Evaluation	$111	$85	$55	$324	$186
Well Construction and Completions	87	78	72	299	256
Production and Intervention	88	66	47	261	191
Segment Adjusted EBITDA [1]	286	229	174	884	633
Corporate and Other [2]	(20)	(15)	(20)	(67)	(62)
Total Adjusted EBITDA	266	214	154	817	571
Depreciation and Amortization	(84)	(88)	(103)	(349)	(440)
Share-based Compensation Expense	(7)	(5)	(12)	(25)	(25)
Other Adjustments [3]	(6)	—	(6)	(31)	10
Total Operating Income	169	121	33	412	116
Other Income (Expense):
Interest Expense, Net	(39)	(44)	(49)	(179)	(260)
Loss on Extinguishment of Debt and Bond Redemption Premium	(3)	(2)	(111)	(5)	(170)
Other Expense, Net	(30)	(12)	(10)	(90)	(29)
Income (Loss) Before Income Taxes	97	63	(137)	138	(343)
Income Tax Provision	(21)	(26)	(20)	(87)	(86)
Net Income (Loss)	76	37	(157)	51	(429)
Net Income Attributable to Noncontrolling Interests	4	9	4	25	21
Net Income (Loss) Attributable to Weatherford	$72	$28	$(161)	$26	$(450)

Basic Income (Loss) Per Share	$1.01	$0.39	$(2.30)	$0.37	$(6.43)
Basic Weighted Average Shares Outstanding	71	71	70	71	70

Diluted Income (Loss) Per Share	$0.99	$0.39	$(2.30)	$0.36	$(6.43)
Diluted Weighted Average Shares Outstanding	73	72	70	72	70
[1]Segment adjusted EBITDA is our primary measure of segment profitability and is based on segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting.
[3]Other adjustments in the twelve months ended December 31, 2022 primarily include a $22 million restructuring charge. Other adjustments in the twelve months ended December 31, 2021 primarily included gains on asset sales.

Weatherford International plc
Revenues by Geographic Areas (Unaudited)

	Three Months Ended			Variance
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	Seq.	YoY
Revenues by Geographic Areas:
Middle East/North Africa/Asia	$387	$354	$330	9%	17%
North America	301	297	238	1%	26%
Latin America	290	280	216	4%	34%
Europe/Sub-Sahara Africa/Russia	231	189	181	22%	28%
Total Revenues	$1,209	$1,120	$965	8%	25%

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	December 31, 2022	December 31, 2021
Assets:
Cash and Cash Equivalents	$910	$951
Restricted Cash	202	162
Accounts Receivable, Net	989	825
Inventories, Net	689	670

Property, Plant and Equipment, Net	918	996
Intangibles, Net	506	657

Liabilities:
Accounts Payable	460	380
Accrued Salaries and Benefits	367	343
Current Portion of Long-term Debt	45	12
Long-term Debt	2,203	2,416

Shareholders’ Equity:
Total Shareholders’ Equity	551	496

Components of Net Debt[1]:
Current Portion of Long-term Debt	45	12
Long-term Debt	2,203	2,416
Less: Cash and Cash Equivalents	910	951
Less: Restricted Cash	202	162
Net Debt[1]	$1,136	$1,315
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash Flows From Operating Activities:
Net Income (Loss)	$76	$37	$(157)	$51	$(429)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Depreciation and Amortization	84	88	103	349	440
Asset Write-downs and Other (Credits) Charges	(1)	—	—	5	—
Inventory Charges	6	6	12	36	62
Gain on Disposition of Assets	(19)	(8)	—	(41)	(22)
Loss on Extinguishment of Debt and Bond Redemption Premium	3	2	111	5	170
Deferred Income Tax Provision (Benefit)	(20)	18	(25)	4	(10)
Share-Based Compensation	7	5	12	25	25
Working Capital [1]	(12)	(58)	14	(165)	32
Other Operating Activities[2]	69	70	18	80	54
Net Cash Provided By Operating Activities	193	160	88	349	322

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(49)	(39)	(41)	(132)	(85)
Proceeds from Disposition of Assets	27	12	2	82	41
Payments for Other Investing Activities	(10)	(2)	(42)	(4)	(39)
Net Cash Used In Investing Activities	(32)	(29)	(81)	(54)	(83)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	—	—	1,582	—	2,073
Repayments of Long-term Debt	(136)	(55)	(1,803)	(198)	(2,313)
Bond Redemption Premium	(3)	(2)	(109)	(5)	(131)
Payments for Other Financing Activities	(20)	(7)	(8)	(45)	(32)
Net Cash Used In Financing Activities	$(159)	$(64)	$(338)	$(248)	$(403)

Free Cash Flow[3]:
Net Cash Provided By Operating Activities	$193	$160	$88	$349	$322
Capital Expenditures for Property, Plant and Equipment	(49)	(39)	(41)	(132)	(85)
Proceeds from Disposition of Assets	27	12	2	82	41
Free Cash Flow[3]	$171	$133	$49	$299	$278

[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Operating Income:
GAAP Operating Income	$169	$121	$33	$412	$116
Other (Credits) Charges	6	(2)	6	9	(10)
Restructuring Charges	—	2	—	22	—
Operating Non-GAAP Adjustments	6	—	6	31	(10)
Non-GAAP Adjusted Operating Income	$175	$121	$39	$443	$106

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$97	$63	$(137)	$138	$(343)
Operating Non-GAAP Adjustments	6	—	6	31	(10)
Loss on Extinguishment of Debt and Bond Redemption Premium	3	2	111	5	170
Non-GAAP Adjustments Before Taxes	9	2	117	36	160
Non-GAAP Income (Loss) Before Income Taxes	$106	$65	$(20)	$174	$(183)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(21)	$(26)	$(20)	$(87)	$(86)
Tax Effect on Non-GAAP Adjustments	1	(1)	—	—	—
Non-GAAP Provision for Income Taxes	$(20)	$(27)	$(20)	$(87)	$(86)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$72	$28	$(161)	$26	$(450)
Non-GAAP Adjustments, net of tax	10	1	117	36	160
Non-GAAP Net Income (Loss)	$82	$29	$(44)	$62	$(290)

Diluted Income (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Income (Loss) per Share	$0.99	$0.39	$(2.30)	$0.36	$(6.43)
Non-GAAP Adjustments, net of tax	0.13	0.01	1.67	0.50	2.29
Non-GAAP Diluted Income (Loss) per Share	$1.12	$0.40	$(0.63)	$0.86	$(4.14)

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Income (Loss) to Adjusted EBITDA (Unaudited)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income (Loss) Attributable to Weatherford	$72	$28	$(161)	$26	$(450)
Net Income Attributable to Noncontrolling Interests	4	9	4	25	21
Net Income (Loss)	76	37	(157)	51	(429)
Interest Expense, Net	39	44	49	179	260
Loss on Extinguishment of Debt and Bond Redemption Premium	3	2	111	5	170
Income Tax Provision	21	26	20	87	86
Depreciation and Amortization	84	88	103	349	440
EBITDA[1]	223	197	126	671	527

Other Adjustments:
Other (Credits) Charges	6	(2)	6	9	(10)
Restructuring Charges	—	2	—	22	—
Share-Based Compensation	7	5	12	25	25
Other Expense, Net[2]	30	12	10	90	29
Adjusted EBITDA[3]	$266	$214	$154	$817	$571

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Adjusted EBITDA[3]	$266	$214	$154	$817	$571
Cash From (Used) for Working Capital	(12)	(58)	14	(165)	32
Capital Expenditures for Property, Plant and Equipment	(49)	(39)	(41)	(132)	(85)
Cash Paid for Taxes	(28)	(16)	(18)	(86)	(62)
Cash Paid for Severance and Restructuring	(1)	(3)	(4)	(14)	(30)
Proceeds from Disposition of Assets	27	12	2	82	41
Excess and Obsolete Inventory Charges	6	6	12	32	55
Increase (Decrease) in Accruals, Net[3]	46	36	28	(15)	25
Cash Paid for Interest	(84)	(19)	(98)	(220)	(269)
Free Cash Flow[1]	$171	$133	$49	$299	$278

[1]EBITDA represents income before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. EBITDA, adjusted EBITDA, and free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure.
[2]Other Expense, Net is primarily is primarily comprised of letter of credit fees, other financing charges and foreign exchange losses, primarily attributed to currency losses in countries with no or limited markets to hedge.
[3]Increase (Decrease) in Accruals, Net on operating activity to include net employee benefits and net payments for leases.